Recorded at request of
and return to:
Richard K. Thompson, Esq.
Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada 89511

Documentary Transfer Tax $27.50
Computed on Full Value Less Liens & Encumbrances Remaining at Time of Sale
Assessor's Parcel Nos.: Not Assessed, Mineral Rights Only
Property Not in Production

GRANT, BARGAIN, AND SALE DEED

THIS GRANT, BARGAIN, AND SALE DEED is made this 9th day of December, 2004 by and between GEORGE J. RUPPERT, JR. and BARBARA ANN RUPPERT, husband and wife ("Grantors"), and IDAHO-MARYLAND MINING CORP., a Nevada corporation, whose address is 179 Clydesdale Court, Grass Valley, California 95945 ("Grantee").

WITNESSETH:

Grantors, in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration paid to them by Grantee, do hereby grant, bargain and sell unto the Grantee all of Grantors' right, title, and interest in and to the mineral rights in the following parcels of land situated in Nevada County, California:

> All of the minerals, metal matter, earth and rock situated more than 100 feet below the surface of the property described below:
>
> An undivided seven-tenths (7/10) interest in and to the following:
> Christopher Columbus Consolidated Quartz Mining Claim, designated

Mail Tax Statement to: Idaho-Maryland, P.O. Box 1836, Grass Valley, California 95945

by the Surveyor General as Lots Nos. 224 and 225, and as Survey No. 3399, situated in Sections 25 and 26, Township 16 North, Range 5 East, Mount Diablo Base and Meridian.

TOGETHER with all necessary and convenient rights to explore for, develop, produce, extract and take the same, except that the Grantee shall not have any right to enter upon the surface of said land without the consent of the owner of such surface.

TOGETHER with all and singular the tenements, hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof.

TO HAVE AND TO HOLD all of the right, title and interest of Grantors in and to said premises, together with the appurtenances, unto the Grantee, his successors and assigns forever.

IN WITNESS WHEREOF, Grantors have hereunto set their hands the day and year first above written.

George J. Ruppert Jr.
GEORGE J. RUPPERT, JR.

Barbara Ann Ruppert
BARBARA ANN RUPPERT

ALL-PURPOSE ACKNOWLEDGMENT

State of California
County of Riverside

On 12-9-04 before me, Mary J. Burns
(NAME, TITLE OF OFFICER - E.G., "JANE DOE, NOTARY PUBLIC")

personally appeared George J. Ruppert, Jr.
(NAME(S) OF SIGNER(S))

☐ personally known to me - OR - ☒ proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

MARY J. BURNS
COMM. #1350040
NOTARY PUBLIC - CALIFORNIA
RIVERSIDE COUNTY
My Comm. Exp. Nov. 11, 2005

Witness my hand and official seal.

Mary J. Burns
(SIGNATURE OF NOTARY)

CAPACITY CLAIMED BY SIGNER

☒ INDIVIDUAL(S)
☐ CORPORATE OFFICER(S) ______ (TITLES)
☐ PARTNER(S)
☐ ATTORNEY-IN-FACT
☐ TRUSTEE(S)
☐ SUBSCRIBING WITNESS
☐ GUARDIAN/CONSERVATOR
☐ OTHER: ______

SIGNER IS REPRESENTING:
NAME OF PERSON(S) OR ENTITY(IES)
Individual

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:

Title or Type of Document Grant, Bargain, and Sale Deed
Number of Pages Four Date of Document December 9, 2004
Signer(s) Other Than Named Above Barbara Ann Ruppert